SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             -----------------------
                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934
       Date of Report (Date of Earliest Event Reported): November 18, 2002
                             -----------------------

                                    Castelle

             (Exact Name of Registrant as Specified in Its Charter)



                                   California

                 (State or Other Jurisdiction of Incorporation)



       000-22020                                          77-0164056
(Commission File Number)                       (IRS Employer Identification No.)


          855 Jarvis Drive
             Suite 100
       Morgan Hill, California                                95037
(Address of Principal Executive Offices)                    (Zip Code)



                                 (408) 852-8000

              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable

          (Former Name or Former Address, if Changed Since Last Report)





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Item 5:    Other Events

           On November 19, 2002, Castelle issued a press release announcing its receipt of a letter from NASDAQ Listing Qualifications Hearings Counsel dated November 18, 2002. The letter reported the grant of an exception under which Castelle common stock will continue to be listed on the NASDAQ SmallCap Market.


           The NASDAQ Listing Qualifications Panel has granted Castelle a temporary exception to NASDAQ's minimum bid price requirement - subject to Castelle meeting certain conditions during the term of the exception. This followed from a NASDAQ hearing requested by Castelle and held on October 17, 2002, since Castelle had received notice from NASDAQ that it had not met the minimum bid price requirement as of September 9, 2002. The exception extends through January 17, 2003, or longer if the stock is at $1.00 per share on that date. If Castelle is deemed to have met the terms of the exception, it will continue to be listed on the NASDAQ SmallCap Market.


           Beginning on Wednesday, November 20, 2002, and for the duration of the exception, Castelle's NASDAQ symbol will change from CSTL to CSTLC.


           During the past 30 days, the Company's stock has closed at prices between $0.80 and $1.15 per share, including a closing bid price above $1.00 per share for nine consecutive days. For continued listing following the exception period, the stock must have a closing bid price above $1.00 per share for ten consecutive days. The closing bid price for the Company's common stock on November 18, 2002, was $0.95 per share.


           At Castelle's Annual Meeting of Shareholders scheduled for December 20, 2002, Castelle will seek authorization for a reverse split of Castelle's common stock. If approved by the shareholders, the reverse split will only be exercised if Castelle's Board of Directors deems that such an action is necessary and in the best interest of its shareholders.




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                                    SIGNATURE
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 20, 2002

                                    Castelle



                                    By:    /s/ Scott C. McDonald

                                           Scott C. McDonald

                                           President and Chief Executive Officer